Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS THIRD QUARTER RESULTS
Free Cash Flow of Approximately $16.0 Million in Q3 and $47.6 Million Year-to-Date;
39.0% Non-GAAP EBITDA Margin Achieved;
Second Sequential Quarter of Growth Since 2008
Tempe, AZ — November 4, 2010 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the third quarter and nine months ended September 30, 2010.
Non-GAAP Third Quarter 2010

•	Total revenues were $84.6 million;

•	Leasing revenues were $75.6 million and comprised 89.3% of total revenues;

•	Sales revenues were $8.3 million with margins of 35.1%;

•	EBITDA was $33.0 million or 39.0% of total revenues; and

•	Net income was $6.1 million or $0.14 per diluted share.
Other Third Quarter 2010 Highlights

•	Free cash flow totaled $16.0 million;

•	We used free cash flow and other funds to pay down net debt by an additional $14.4 million;

•
Yield (total lease revenues per unit on rent) increased 2.7% compared to the third quarter of 2009 primarily due to an increase in ancillary revenues and product mix and increased 2.3% over the second quarter of 2010 due to increased ancillary revenues;

•	Average utilization rate was 53.3% in the third quarter, and rose to 54.1% by quarter-end; and

•	Excess availability under our revolver at September 30, 2010 was $352.0 million.
Non-GAAP Nine Months Ended September 30, 2010 Highlights

•	Total revenues were $243.3 million;

•	Leasing revenues were $218.7 million and comprised 89.9% of total revenues;

•	Sales revenues were $23.1 million with margins of 34.0%;

•	EBITDA was $95.0 million or 39.0% of total revenues;

•	Net income was $15.4 million or $0.35 per diluted share;

•	Free cash flow totaled $47.6 million; and

•	We used free cash flow from operations and other funds to pay down net debt by $48.8 million.
Non-GAAP results (EBITDA, EBITDA margin and free cash flow) for the 2010 third quarter and first nine months exclude approximately $1.0 million and $4.5 million, respectively, of expenses relating primarily to ongoing restructuring of our operations and the write-off of a portion of deferred financing costs relating to a $50.0 million Company-elected reduction in our line of credit. Non-GAAP reconciliation tables are on page 6, and show the effects of these expenses to comparable GAAP figures.
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Mobile Mini, Inc. News Release	Page 2
November 4, 2010
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “The sequential quarterly gains we reported in the second quarter of 2010 continued in this latest reporting period, as total revenues and adjusted EBITDA for the 2010 third quarter rose by 3.4% and 3.1%, respectively, from the second quarter of 2010. The increase in revenues was driven by more units on rent, higher yields and greater trucking revenues related to the delivery of units to customers. The strengthening of our core business and the deployment of lease assets to our three new locations contributed to the upturn in utilization, which was 54.1% at September 30th, 53.3% at June 30th and 52.1% at March 31st. The favorable trends in yield have continued and in the current third quarter, yield rose 2.3% compared to the 2010 second quarter, and 2.7% from the same period in 2009.”
He continued, “Fiscal management remains a top priority. Through the first nine months of this year, we’ve pared down approximately $15.0 million of adjusted selling, general and administrative expenses (“SG&A”) as compared to the same period in 2009. We now have a much leaner corporate structure on which to resume growth. Worth noting however, is that third quarter adjusted SG&A expense increased by 5% from second quarter levels, due to freight costs associated with higher levels of business volume and lease fleet repairs and maintenance.”
Mr. Bunger went on to say, “We have achieved enduring cost savings benefits from the migration of 32 branches into low-cost operational yards and the bifurcation of our sales force. This new structure has the attributes of lower selling costs and employee turnover, and most importantly, higher productivity. Moreover, when we entered three new markets mid-year, we confirmed our expectation that we could enter new markets more quickly and efficiently with low-cost operational yards, supported by our National Sales Centers’ (“NSCs”) personnel for sales outreach and order taking, with a modest amount of advertising. Our plans for 2011 include entering several additional markets by once again, repositioning idle lease fleet from nearby locations. In addition to the positive impact realized from the NSCs, we expect to realize continued efficiency gains from the implementation of our new logistics system, which helps us optimize the delivery and pick-up of our rental fleet.”
Mr. Bunger also noted, “Business has been improving at our European operations due in great part to the benefits of the hybrid sales model, our focus on enhancing yield, plus ongoing cost savings and efficiencies. As compared to the current year’s second quarter, third quarter total revenues and adjusted EBITDA rose 13% and 15%, respectively.”
Mark E. Funk, Mobile Mini’s Executive Vice President & CFO noted, “As of September 30, 2010, we generated free cash flow for eleven consecutive quarters. Third quarter free cash flow totaled $16.0 million and for the trailing twelve months was $67.0 million. In addition, the current third quarter was our seventh consecutive quarter of net capital proceeds, where proceeds generated from the sale of units in the fleet exceeded all of our capital expenditure needs for this period. Net capital proceeds for the third quarter were $2.0 million, for a year-to-date total of $5.4 million. We continued to use cash flow from operations and CAPEX proceeds to pay down our debt by approximately $14.4 million in the third quarter, for a year-to-date total of $48.8 million. For the trailing twelve months, we paid down net debt by $69.0 million. In 2011, we expect our net capital expenditures to be nominal.”
Mr. Funk summarized, “Since the acquisition of Mobile Storage Group in June 2008, the Company has generated free cash flow of $159.9 million and reduced its debt by $153.1 million. By using existing idle fleet as our utilization continues to improve, our free cash flow and our debt repayment should accelerate in the future.”
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Mobile Mini, Inc. News Release	Page 3
November 4, 2010
EBITDA, EBITDA margin, adjusted SG&A and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of EBITDA, EBITDA margin and free cash flow to the most directly comparable GAAP financial measures can be found later in this release.
Conference Call
Mobile Mini will host a conference call today, Thursday, November 4, 2010 at 12 noon ET to review these results. To listen to the call live, dial (201) 689-8345 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation which will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available after the call. We will also post the method of reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 249,000 portable storage and office units with 121 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding resumption of growth, free cash flow, ability to enter new markets, efficiency gains from logistics systems, borrowing availability, efficiencies of the NSCs, higher productivity, increased improved utilization, increasing yield and debt pay down, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com
(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 4
November 4, 2010
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2010	2010	2009	2009
Revenues:	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)

Leasing	$75,599	$75,599	$82,098	$82,098
Sales	8,307	8,307	9,493	9,493
Other	711	711	495	495

Total revenues	84,617	84,617	92,086	92,086

Cost of sales	5,388	5,388	6,220	6,220
Leasing, selling and general expenses	46,238	46,238	47,355	47,355
Integration, merger and restructuring expenses (2)	518	—	1,532	—
Depreciation and amortization	8,748	8,748	9,227	9,227

Total costs and expenses	60,892	60,374	64,334	62,802

Income from operations	23,725	24,243	27,752	29,284

Other income (expense):
Interest income	—	—	23	23
Interest expense	(14,161)	(14,161)	(14,595)	(14,595)
Deferred financing costs write-off (3)	(525)	—	—	—
Foreign currency exchange	5	5	(13)	(13)

Income before provision for income taxes	9,044	10,087	13,167	14,699
Provision for income taxes	3,575	3,976	5,047	5,608

Net income	5,469	6,111	8,120	9,091
Earnings allocable to preferred stockholders	(1,032)	(1,153)	(1,615)	(1,808)

Net income available to common stockholders	$4,437	$4,958	$6,505	$7,283

Earnings per share:
Basic	$0.13	$0.14	$0.19	$0.21

Diluted	$0.12	$0.14	$0.19	$0.21

Weighted average number of common and common share equivalents outstanding:
Basic	35,219	35,219	34,464	34,464

Diluted	43,877	43,877	43,416	43,416

EBITDA	$32,478	$32,996	$36,989	$38,521

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)
Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.

(3)	The write-off of deferred financing costs is associated with an amendment to the Company’s ABL Credit Agreement and is excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 5
November 4, 2010
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2010	2009	2009
Revenues:	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)

Leasing	$218,689	$218,689	$256,011	$256,011
Sales	23,126	23,126	29,411	29,411
Other	1,523	1,523	1,752	1,752

Total revenues	243,338	243,338	287,174	287,174

Costs and expenses:
Cost of sales	15,266	15,266	19,709	19,709
Leasing, selling and general expenses (2)	133,360	133,090	148,002	148,002
Integration, merger and restructuring expenses (3)	3,672	—	9,375	—
Depreciation and amortization	26,928	26,928	29,914	29,914

Total costs and expenses	179,226	175,284	207,000	197,625

Income from operations	64,112	68,054	80,174	89,549

Other income (expense):
Interest income	1	1	29	29
Interest expense	(43,135)	(43,135)	(44,802)	(44,802)
Deferred financing costs write-off (4)	(525)	—	—	—
Foreign currency exchange	(9)	(9)	(88)	(88)

Income before provision for income taxes	20,444	24,911	35,313	44,688
Provision for income taxes	7,786	9,505	13,500	17,043

Net income	12,658	15,406	21,813	27,645
Earnings allocable to preferred stockholders	(2,391)	(2,890)	(4,344)	(5,506)

Net income available to common stockholders	$10,267	$12,516	$17,469	$22,139

Earnings per share:
Basic	$0.29	$0.36	$0.51	$0.64

Diluted	$0.29	$0.35	$0.51	$0.64

Weighted average number of common and common share equivalents outstanding:
Basic	35,150	35,150	34,400	34,400

Diluted	43,728	43,728	43,171	43,171

EBITDA	$91,032	$94,974	$110,029	$119,404

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)	Difference relates to one-time expenses and is excluded in the Non-GAAP presentation.

(3)
Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.

(4)	The write-off of deferred financing costs is associated with an amendment to the Company’s reduction in the ABL Credit Agreement and is excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 6
November 4, 2010

	Non-GAAP Reconciliation to Nearest Comparable GAAP Measure				Non-GAAP Reconciliation to Nearest Comparable GAAP Measure
	Three Months Ended September 30, 2010				Three Months Ended September 30, 2009
	(in thousands except per share data)				(in thousands except per share data)
	(includes effects of rounding)				(includes effects of rounding)
		Integration, merger	Deferred			Integration, merger
		and restructuring	financing costs			and restructuring
	Non-GAAP (1)	expenses (2)	write-off (3)	GAAP	Non-GAAP (1)	expenses (2)	GAAP
Revenues	$84,617	$—	—	$84,617	$92,086	$—	$92,086
EBITDA	$32,996	$(518)	—	$32,478	$38,521	$(1,532)	$36,989
EBITDA margin	39.0%	(0.6)%	—	38.4%	41.8%	(1.7)%	40.2%
Operating income	$24,243	$(518)	—	$23,725	$29,284	$(1,532)	$27,752
Operating income margin	28.7%	(0.6)%	—	28.0%	31.8%	(1.7)%	30.1%
Pre tax income	$10,087	$(518)	$(525)	$9,044	$14,699	$(1,532)	$13,167
Net income	$6,111	$(319)	$(323)	$5,469	$9,091	$(971)	$8,120
Diluted earnings per share	$0.14	$(0.01)	$(0.01)	$0.12	$0.21	$(0.02)	$0.19

	Non-GAAP Reconciliation to Nearest Comparable GAAP Measure				Non-GAAP Reconciliation to Nearest Comparable GAAP Measure
	Nine Months Ended September 30, 2010				Nine Months Ended September 30, 2009
	(in thousands except per share data)				(in thousands except per share data)
	(includes effects of rounding)				(includes effects of rounding)
		Integration, merger	Deferred			Integration, merger
		and restructuring	financing costs			and restructuring
	Non-GAAP (1)	expenses & other (2)	write-off (3)	GAAP	Non-GAAP (1)	expenses (2)	GAAP
Revenues	$243,338	$—	—	$243,338	$287,174	$—	$287,174
EBITDA	$94,974	$(3,942)	—	$91,032	$119,404	$(9,375)	$110,029
EBITDA margin	39.0%	(1.6)%	—	37.4%	41.6%	(3.3)%	38.3%
Operating income	$68,054	$(3,942)	—	$64,112	$89,549	$(9,375)	$80,174
Operating income margin	28.0%	(1.6)%	—	26.3%	31.2%	(3.3)%	27.9%
Pre tax income	$24,911	$(3,942)	$(525)	$20,444	$44,688	$(9,375)	$35,313
Net income	$15,406	$(2,425)	$(323)	$12,658	$27,645	$(5,832)	$21,813
Diluted earnings per share	$0.35	$(0.05)	$(0.01)	$0.29	$0.64	$(0.13)	$0.51

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)
Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and other excludes one-time expenses incurred in the applicable period.

(3)	The write-off of deferred financing costs is associated with an amendment to the Company’s ABL Credit Agreement and is excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 7
November 4, 2010
This press release includes the financial measures “EBITDA”, “EBITDA margin”, “adjusted SG&A” and “free cash flow”. These measurements may be deemed a “non-GAAP financial measure” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.
EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at adjusted EBITDA in the reconciliation below. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.
Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.
Adjusted SG&A permits a comparative assessment of our SG&A expenses by excluding certain one-time expenses. We define adjusted SG&A as GAAP selling, general and administrative expense less approximately $0.3 million of one-time expenses relating primarily to the previously disclosed purported class action lawsuit and losses related to flood damage.
A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA and adjusted EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding:

Mobile Mini, Inc. News Release	Page 8
November 4, 2010

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Reconciliation of EBITDA to Net cash provided by operating activities:
EBITDA	$32,478	$36,989	$91,032	$110,029
Interest paid	(15,098)	(15,889)	(41,000)	(43,971)
Income and franchise taxes paid	(87)	(92)	(736)	(964)
Share-based compensation expense	1,882	1,825	4,905	5,106
Gain on sale of lease fleet units	(2,684)	(3,026)	(7,161)	(8,805)
Gain loss on disposal of property, plant and equipment	3	(138)	(79)	(102)
Changes in certain assets and liabilities:
Receivables	(2,973)	2,330	(2,971)	19,893
Inventories	687	1,149	1,593	2,788
Deposits and prepaid expenses	598	688	2,822	3,123
Other assets and intangibles	(390)	(228)	(913)	(669)
Accounts payable and accrued liabilities	(378)	(1,819)	(5,319)	(17,803)

Net cash provided by operating activities	$14,038	$21,789	$42,173	$68,625

Reconciliation of Net income to EBITDA and adjusted EBITDA:
Net income	$5,469	$8,120	$12,658	$21,813
Interest expense	14,161	14,595	43,135	44,802
Deferred financing costs write-off	525	—	525	—
Provision for income taxes	3,575	5,047	7,786	13,500
Depreciation and amortization	8,748	9,227	26,928	29,914

EBITDA	32,478	36,989	91,032	110,029
Integration, merger and restructuring expenses & other	518	1,532	3,942	9,375

Adjusted EBITDA	$32,996	$38,521	$94,974	$119,404

Reconciliation of Free cash flow:
Net cash provided by operating activities	$14,038	$21,789	$42,173	$68,625

Additions to lease fleet	(3,985)	(5,643)	(11,232)	(16,522)
Proceeds from sale of lease fleet units	7,443	8,502	20,266	25,431
Additions to property, plant and equipment	(1,513)	(3,360)	(3,771)	(8,134)
Proceeds from sale of property, plant and equipment	35	578	120	821

Net capital proceeds	1,980	77	5,383	1,596

Free cash flow	$16,018	$21,866	$47,556	$70,221

Mobile Mini, Inc. News Release	Page 9
November 4, 2010
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	September 30, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS
Cash	$2,099	$1,740
Receivables, net	43,808	40,867
Inventories	20,517	22,147
Lease fleet, net	1,037,569	1,055,328
Property, plant and equipment, net	79,227	84,160
Deposits and prepaid expenses	7,088	9,916
Other assets and intangibles, net	20,617	26,643
Goodwill	512,777	513,238

Total assets	$1,723,702	$1,754,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$13,309	$14,130
Accrued liabilities	53,400	64,915
Lines of credit	433,111	473,655
Notes payable	14	1,128
Obligations under capital leases	2,958	4,061
Senior Notes, net	340,031	345,402
Deferred income taxes	165,094	155,697

Total liabilities	1,007,917	1,058,988

Commitments and contingencies

Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 issued and 8,191 outstanding at September 30, 2010 and December 31, 2009, stated at its liquidation preference values	147,427	147,427

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 38,614 issued and 36,439 outstanding at September 30, 2010 and 38,451 issued and 36,276 outstanding at December 31, 2009	386	385
Additional paid-in capital	347,540	341,597
Retained earnings	283,391	270,733
Accumulated other comprehensive loss	(23,659)	(25,791)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	568,358	547,624

Total liabilities and stockholders’ equity	$1,723,702	$1,754,039